Exhibit 5.1

620 Freedom Business Center, Suite 200

King of Prussia, PA 19406

(610) 205-6000

www.stevenslee.com

October 25, 2023

Capstone Dental Pubco, Inc.

154 Middlesex Turnpike

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as United States counsel to Capstone Dental Pubco, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-274297), including the prospectus contained therein (as amended or supplemented, the “Registration Statement”), filed pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued to holders of shares of common stock, par value $0.01 per share, of Keystone Dental Holdings, Inc., a Delaware corporation (“Keystone”), and holders of ordinary shares, par value NIS 48.00 per share, of Check-Cap Ltd., an Israeli company (“Check-Cap”), in connection with the transactions (the “Business Combination”) contemplated under the Business Combination Agreement, dated as of August 16, 2023, entered into among the Company, Keystone, Check-Cap, and wholly-owned subsidiaries of Keystone and Check-Cap (the “Business Combination Agreement”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of the opinions set forth below. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that (i) the Common Stock will be issued in the manner described in the Registration Statement and in accordance with the terms of the Business Combination Agreement and (ii) upon delivery of the Common Stock, the certificates representing shares of such Common Stock will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the shares of Common Stock in uncertificated form will have been duly made in the register of the Company.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the shares of Common Stock to be issued by the Company upon consummation of the Business Combination are validly authorized and, when the Registration Statement shall have become effective and such shares of Common Stock have been issued and delivered in accordance with the terms and conditions of the Business Combination Agreement, such shares of Common Stock will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the federal laws of the United States of America and the Delaware General Corporation law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) as in effect and existing on the date hereof. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

We consent to the reference to this opinion and to Stevens & Lee in the prospectus included as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stevens & Lee, P.C.

STEVENS & LEE, P.C.